News Release

Contact: Ed Loyd, 513-784-8935, eloyd@chiquita.com

CHIQUITA ANNOUNCES CONSENT SOLICITATION FOR

ITS 7½ PERCENT SENIOR NOTES DUE 2014

CINCINNATI – Jan. 28, 2008 – Chiquita Brands International, Inc. (NYSE: CQB) today announced a solicitation of consents to amend the terms of the indenture for its 7½ percent senior notes due 2014 (“Notes”), in connection with a proposed refinancing of its senior credit facility that is intended to lower its interest expense, extend maturities and provide additional covenant flexibility.

The purpose of the consent solicitation is to amend provisions in the indenture governing the Notes regarding the company’s ability to incur certain liens, as described in the consent solicitation statement dated Jan. 28, 2008 (the “Consent Solicitation Statement”).

The record date for the consent solicitation is the close of business, New York City time, on Friday, Jan. 25, 2008. The consent solicitation will expire at 5:00 p.m., New York City time, on Monday, Feb. 4, 2008 (“Expiration Time”), unless extended. The company is offering a consent fee of $20.00 per $1,000 of principal amount of Notes to each holder of record as of the record date who has delivered (and has not validly revoked) a valid consent prior to the Expiration Time. The company’s obligations to accept consents and pay a consent fee is conditioned, among other things, on the receipt of consents (not validly revoked) to the amendments from holders of at least a majority in aggregate principal amount of Notes, the consummation of a senior unsecured convertible indebtedness transaction raising gross proceeds of not less than $125 million on or before Feb. 15, 2008, and other conditions, as more fully set forth in the Consent Solicitation Statement.

For a complete statement of the terms and conditions of the consent solicitation, the amendments to the indentures, and the accompanying waivers, holders of the Notes should refer to the Consent Solicitation Statement, which is being sent to all holders of record of the Notes as of the record date. Questions from holders regarding the consent solicitation or requests for additional copies of the Consent Solicitation Statement, the Consent Form or other related documents should be directed to Global Bondholder Services Corporation, the information agent for the consent solicitation, at 65 Broadway, Suite 723, New York, New York 10006, (866) 873-6300 (toll free) or at (212) 430-3774 (call collect) or the Solicitation Agent for the consent solicitation, Morgan Stanley & Co. Incorporated at (800) 624-1808 (toll free).

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Chiquita Brands International

Consent Solicitation

This press release is not a solicitation of consent with respect to any Notes. The consent solicitation is being made solely by the Consent Solicitation Statement and related documents, dated Jan. 28, 2008, which set forth the complete terms of the consent solicitation. Consummation of the company’s proposed refinancing is subject to a number of market and other conditions. No assurance can be given that any amendment or refinancing of the company’s capital structure can or will be completed on terms that are acceptable to the company, if at all.

ABOUT CHIQUITA BRANDS INTERNATIONAL, INC.

With annual revenues of approximately $4.7 billion, Chiquita Brands International, Inc. (NYSE: CQB) is a leading international marketer and distributor of high-quality fresh and value-added food products – from energy-rich bananas and other fruits to nutritious blends of convenient green salads. The company’s products and services are designed to win the hearts and smiles of the world’s consumers by helping them enjoy healthy fresh foods. The company markets its products under the Chiquita® and Fresh Express® premium brands and other related trademarks. Chiquita employs approximately 25,000 people operating in more than 70 countries worldwide. For more information, please visit our web site at www.chiquita.com.

FORWARD-LOOKING STATEMENTS

This press release contains certain statements that are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements, are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of Chiquita, including changes in the competitive environment in Europe, following the 2006 conversion to a tariff-only banana import regime in the European Union; unusual weather conditions; industry and competitive conditions; access to, and cost of, capital; our ability to achieve the cost savings and other benefits anticipated from the restructuring announced in October 2007; industry cost increases and our ability to pass them through to the consumer; product recalls and other events affecting the industry and consumer confidence in our products; the customary risks experienced by global food companies, such as the impact of product and commodity prices, food safety, currency exchange rate fluctuations, government regulations, labor relations, taxes, crop risks, political instability and terrorism; and the outcome of pending claims and governmental investigations involving the company and legal fees incurred in connection with them.

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Chiquita Brands International

Consent Solicitation

Any forward-looking statements made in this press release speak as of the date made and are not guarantees of future performance. Actual results or developments may differ materially from the expectations expressed or implied in the forward-looking statements, and the company undertakes no obligation to update any such statements. Additional information on factors that could influence Chiquita’s financial results is included in its SEC filings, including its Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy any securities, nor shall there be any sale of securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

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